SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Agrify Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11.

AGRIFY CORPORATION

2468 Industrial Row Drive

Troy, Michigan 48084

SUPPLEMENT TO PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

Explanatory Note

On December 18, 2023, Agrify Corporation (“we,” “us,” “Agrify” or the “Company”) filed its definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission relating to its Virtual Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on Monday, January 8, 2024 at 10:00 a.m. Eastern Time, or at any adjournment or postponement thereof for the purpose of considering and acting upon the matters set forth therein.

This supplement is being filed solely to correct inadvertent errors in the Proxy Statement relating to (i) the description of the warrant issued to our former senior lender in connection with the proposal to approve the Reset Provision as described in Item 4 of the Proxy Statement, and (ii) the director nominee names listed in the questions and answers section of the Proxy Statement.

Corrections

The corrections marked below, with deleted text in bold and strikethrough, are being made with respect to the above-referenced locations in the Proxy Statement.

Excerpt from Page 1 of the Proxy Statement:

“Item 1 — The election of Raymond Chang, Max Holtzman, I-Tseng Jenny Chan, Timothy Mahoney, Leonard J. Sokolow, and Krishnan Varier ~~and Stuart Wilcox~~ to the Board of Directors;”

Excerpt from Page 34 of the Proxy Statement:

“We are asking stockholders to approve ~~the issuance of up to 21,108,751 shares of our Common Stock upon the exercise of Warrants issued in connection with the issuance of a senior secured note and the exchange of previously issued warrants in August 2022~~, as required by Nasdaq Listing Rule 5635(d), the increase in the number of shares of Common Stock underlying a warrant that is currently exercisable for up to 2,809,669 shares of Common Stock that were issued to our former senior lender (the “Former Lender”) in October 2023 (the “Warrant”) under certain circumstances, as described in more detail below.”

Except as specifically revised by the information contained herein, this supplement does not modify, amend or otherwise affect any of the other information set forth in the Proxy Statement. In addition, this supplement does not reflect events occurring after the date of the Proxy Statement or modify or update such disclosure that may have been affected by subsequent events. YOU SHOULD READ THIS SUPPLEMENT IN CONJUNCTION WITH THE PROXY STATEMENT AND, FROM AND AFTER THE DATE OF THIS SUPPLEMENT, ANY REFERENCES TO THE “PROXY STATEMENT” SHALL BE DEEMED TO INCLUDE THE PROXY STATEMENT AS SUPPLEMENTED HEREBY.